Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES QUARTERLY EPS OF $1.18, UP 20%
— Record Quarterly Mortgage Production of $20 Billion Drives Doubling of Market Share to 3.89% —
— Board of Directors Increases Quarterly Cash Dividend 21% to $0.46—
PASADENA, Calif. — April 25, 2006 — — IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported net earnings of $80 million or $1.18 per share for the first quarter of 2006, compared with net earnings of $63 million, or $0.98 per share in the first quarter of 2005, representing increases of 26 percent in net earnings and 20 percent in earnings per share. The 2005 amounts have been retrospectively adjusted for Statement of Financial Accounting Standard 123(R), Share-Based Payments (a table reporting the impact of this accounting change is located at the end of this release). Indymac has also filed its Form 10-Q for the first quarter with the Securities and Exchange Commission. The Form 10-Q is available on Indymac’s Website at www.indymacbank.com.
“The first quarter demonstrated the dynamism and resiliency of Indymac’s hybrid thrift/mortgage banking business model,” commented Michael W. Perry, Indymac’s Chairman and Chief Executive Officer. “Several factors negatively impacted our industry this quarter: mortgage industry volume was 17 percent lower than both Q4 05 and the first quarter of last year and mortgage banking profit margins declined significantly across the industry. Additionally, the Federal Reserve continued to raise short-term rates resulting in an even flatter yield curve. Despite these negative trends, Indymac grew its EPS by 20 percent over Q1 05 and 11 percent on a sequential quarterly basis to $1.18. We accomplished these results by: (1) growing mortgage production 72 percent over Q1 05 to an all-time record of $20 billion, (2) growing our average interest earning assets 41 percent, (3) profitably deploying $505 million more in capital, a 55 percent increase, and reducing our undeployed capital from $346 million to $169 million, and (4) leveraging our overhead areas, with combined overhead

[1]	Based on the Mortgage Bankers Association’s April 12, 2006 estimate of industry volumes.

increasing by 11 percent, considerably lower than the percentage gains we achieved in volume, assets and revenue.”
“We are constantly examining how we are deploying our capital and the returns we earn by business segment,” continued Perry. “In the first quarter, we deployed a total of $509 million of our capital in our mortgage production divisions, an 83 percent increase over last year. However, given mortgage industry margin pressures and our lower-margin conduit operations comprising a higher percentage of our production volume, the ROE on this capital declined from 97 percent last year to 51 percent this quarter, still a strong return on our capital. We deployed a total of $640 million in our thrift segment, a 39 percent increase over last year. This segment continued to earn a solid, stable ROE, earning 25 percent for the quarter.
“Finally, we deployed 15 percent of our capital, or $237 million, in MSRs and other retained assets, up from 12 percent one year ago. This division saw a strong increase in ROE from 17 percent to 29 percent, which we believe to be a more normal rate of return for this business, as we have been able to achieve significant scale in our mortgage servicing operations and improved effectiveness at hedging this asset, including the use of ‘Value-at-Risk’ (VAR) modeling, which we implemented last year. Importantly, the ROE improvement in MSRs and retained assets was not achieved simply by writing up the value of the MSRs. The weighted average multiple on the MSR asset remained relatively stable at 3.82 this quarter and 3.64 a year ago.”
“With respect to scaling this business, the average cost per loan serviced declined to $83 in the first quarter from $99 a year ago, while average ancillary income per loan serviced rose to $99 in the first quarter from $96 a year ago. Importantly, our marginal servicing cost per loan is approximately $39, resulting in approximately $60 of incremental pre-tax profit per loan serviced, on average, before taking into consideration the servicing strip revenue,” concluded Perry.
Quarterly Cash Dividend Increased
Based on Indymac’s strong operating performance and financial position — including earnings, capital and liquidity — and its commitment to shareholder value, Indymac’s Board of Directors increased the cash dividend to $0.46 per share. This represents an increase of 21 percent from the dividend declared and paid in the second quarter last year. The cash dividend is payable June 8, 2006 to shareholders of record on May 11, 2006.
Highlights of the First Quarter of 2006 Compared with First Quarter 2005
•	Record net revenues of $304.5 million, up 20 percent.

•	Net earnings of $79.8 million, up 26 percent.

•	EPS of $1.18, up 20 percent.

•	ROE of 20 percent, consistent with last year.

•	Record total assets of $24 billion, up 35 percent.

•	Record mortgage loan production of $20 billion, up 72 percent.

•	Record mortgage market share of 3.89 percent, up approximately 108 percent based on the MBA’s April 2006 Mortgage Finance Long-Term Forecast.

•	Record pipeline of mortgage loans in process of $10.4 billion at March 31, 2006, up 39 percent.

•	Record portfolio of loans serviced for others of $96.5 billion at March 31, 2006, up 72 percent.

•	Record total number of consumer customers of 635,850, up 44 percent.

•	Strong credit performance, with non-performing assets of $103 million, compared to $96 million a year ago, representing 0.43 percent of total assets, compared to 0.54 percent of total assets last year and net charge-offs of $1.7 million, the second-lowest quarterly amount in six years.

•	Efficiency ratio of 56 percent, improving from 58 percent, and total expenses to loan production of 84 basis points, improving from 124 basis points.
“We are pleased with our mortgage production gains, which enabled us to more than double our market share, from 1.87 percent in Q1 last year to 3.89 percent in Q1 this year,” noted Richard H. Wohl, Indymac Bank’s President. “This was accomplished through our continued drive to leverage our mortgage banking platform, as year over year, we increased our regional mortgage centers from 10 to 13, our sales staff by 27% to 811 and our active customers in the mortgage professionals divisions by 33% to 7,174.

“However, our goal is to grow our profits and maximize returns on capital”, continued Wohl, “but for the quarter, net income for our production divisions was down 3 percent year-over-year, and ROE, while still strong at 51 percent, declined from 97 percent in Q1 05. This was primarily the result of narrowing mortgage banking revenue margins in the industry, and, indeed, our revenue margin, which was also impacted by our conduit volumes increasing from 22% of total volume to 31%, declined by 39% year over year. Nonetheless, we believe that the financial results for our production divisions for the quarter will compare favorably to our competitors as a result of three key factors: the breadth that we have in our mortgage origination channels, the resiliency of our specialty niche products and the efficiencies we have gained as we have leveraged our mortgage banking platform.”
The table below shows the year-over-year performance of Indymac’s mortgage production divisions ($ in millions):

	Production Divisions
	Mortgage Professional Group
				Total			Total
	Whole-	Corresp-		Mortgage	Consumer	Financial	Production
	sale	ondent	Conduit	Professionals	Direct	Freedom	Divisions
Net Income Q106	$41,461	$5,804	$9,575	$56,840	$(683)	$8,028	$64,185
Net Income Q105	$53,034	$4,499	$5,424	$62,957	$(894)	$4,222	$66,285
$ Change	$(11,573)	$1,305	$4,151	$(6,117)	$211	$3,806	$(2,100)
% Change	-22%	29%	77%	-10%	24%	90%	-3%
Average Capital Q106	$204,467	$46,483	$179,170	$430,120	$12,765	$65,647	$508,532
Average Capital Q105	$123,499	$13,237	$65,999	$202,735	$14,918	$59,881	$277,534
% Change	66%	251%	171%	112%	-14%	10%	83%
ROE Q106	82%	51%	22%	54%	-22%	50%	51%
ROE Q105	174%	138%	33%	126%	-24%	29%	97%
% Change	-53%	-63%	-33%	-57%	8%	72%	-47%
“Four of our five production divisions showed year-over-year improvements in their net income performance” continued Wohl. “Short term, we have allocated more of our capital to our conduit and correspondent divisions and will continue to do so. While the ROEs for these divisions declined year over year and are lower than for wholesale, they are above our threshold ROE, and these divisions produce earnings growth which is also accretive to the Company’s EPS. The wholesale division’s net income is down year-over-year, as this division has been most impacted by industry margin compression, but its ROE of 82% still must be considered very strong. This business is critical to our long-term strategy, and we are confident we can return it to solid earnings growth while maintaining strong ROEs, as we continue to capture market share and leverage our infrastructure more fully and as margins stabilize and improve. Finally, we are very pleased with both the 90 percent net income growth and 72 percent ROE improvement at Financial Freedom. Given the growth prospects for the reverse mortgage market and our industry-leading position, we are very excited about the future of this business.”
Regarding the implementation of SFAS 156, Accounting for Mortgage Servicing Rights at Fair Value, Scott Keys, Indymac’s Chief Financial Officer stated, “We made a one-time election to account for all mortgage servicing rights at fair value. This election resulted in a $17.6 million increase to MSRs as of January 1, 2006, an increase in deferred tax liability of $7.0 million and an increase in beginning retained earnings for the first quarter of 2006 of $10.6 million, on an after-tax basis. Indymac’s first quarter income statement reflects changes in the fair market value of the mortgage servicing rights from January 1, 2006, to March 31, 2006. We believe applying fair value accounting to the mortgage servicing rights aligns the economic performance of this asset more closely with our GAAP results and thereby reduce volatility in earnings as our hedge has always been focused on protecting the economic value of the MSRs.”
“Looking ahead, four key factors will continue to drive our earnings growth,” added Keys. “First, we will continue to leverage our mortgage banking platform, growing production and gaining market share. Second, we will increase the velocity of our loan sales. This quarter we only sold 84 percent of our loan production as compared to our 87 percent historical average. Speeding up our turnover will increase our ROEs in this business and also make room on the balance sheet for the third part of the strategy, which is to opportunistically grow the thrift investment portfolio, where we are confident we can earn solid and stable returns on capital. Finally, our production growth will lead to continued growth in the servicing portfolio, where, again, we will continue to realize scale economies and ROEs similar to the 29% achieved this quarter.”

“In light of our strong performance in the first quarter of 2006 and the outlook for the remainder of the year, we are raising our earnings guidance for the year to a range between $5.00 and $5.40 per share, up from our prior range of $4.50 to $5.20. This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2006. However, the economy, interest rates and our industry remain volatile and, as a result, our actual results could vary significantly from this forecast.”
Conference Call
On Tuesday, April 25, 2006, at 12 p.m. EDT (9 a.m. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Web cast and conference call in connection with Indymac’s annual shareholders’ meeting to discuss the results of the first quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Web cast/conference call and can be accessed along with Indymac’s Form 10-Q via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet Web cast access is available at: www.indymacbank.com

•	The telephone dial-in number is (800) 946-0785 or (719) 457-2550 (international) access code #7383804; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international) access code #7383804.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on April 25, 2006, through 1:00 a.m. ET on May 1, 2006, and will be available on Indymac’s Website at www.indymacbank.com.

Table Reflecting the Restrospective Adjustment of 2005 Amounts per SFAS 123 (R)
Adjustments to Net Earnings and EPS due to adoption of SFAS 123R for 2005

	Q1’05	Q2’05	Q3’05	Q4’05	2005
Income Statement
Operating Expenses
As originally reported	$144,513	$150,568	$150,931	$160,378	$606,390
Adjusted	147,694	153,667	153,860	163,276	618,497

Difference	3,181	3,099	2,929	2,898	12,107
Net Earnings
As originally reported	65,476	83,146	79,275	72,329	300,226
Adjusted	63,450	81,714	77,526	70,438	293,128

Difference	(2,026)	(1,432)	(1,749)	(1,891)	(7,098)
Diluted Earnings Per Share
As originally reported	1.01	1.26	1.18	1.09	4.54
Adjusted	0.98	1.24	1.16	1.06	4.43

Difference	(0.03)	(0.02)	(0.02)	(0.03)	(0.11)
Performance Ratios
Return on Equity
As originally reported	21%	25%	22%	19%	22%
Adjusted	20%	25%	22%	19%	21%
Return on Assets
As originally reported	1.43%	1.67%	1.38%	1.21%	1.41%
Adjusted	1.39%	1.64%	1.35%	1.18%	1.38%
Efficiency Ratio
As originally reported	57%	52%	53%	57%	54%
Adjusted	58%	53%	54%	58%	55%
Operating Expenses to Mortgage Production
As originally reported	1.21%	1.02%	0.86%	0.86%	0.96%
Adjusted	1.27%	1.08%	0.91%	0.91%	1.02	%****
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the largest savings and loan in Los Angeles and the 10th largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to constantly raising expectations and conducting itself with the highest level of ethics.

For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters, including the assessment of the effects of the Gulf Coast Hurricanes and the effects of any future hurricanes; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com